Exhibit 21

Subsidiaries of the Registrant

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
First Financial Northwest, Inc.	First Financial Northwest Bank	100%	Washington
First Financial Northwest, Inc.	First Financial Diversified Corporation	100%	Washington